Exhibit 99.1

Procore Announces Chief Financial Officer and Chief Revenue Officer Leadership Appointments

Seasoned Leaders Rachel Pyles and Walt Hearn to Join as CFO and CRO, Respectively, to Drive the Next Phase of Growth

Company Reaffirms Q1 and FY26 Financial Guidance

CARPINTERIA, Calif., March 10, 2026 – Procore Technologies, Inc. (NYSE: PCOR), the leading global provider of construction management software, today announced two executive leadership appointments. Effective today, Rachel Pyles joins Procore as Chief Financial Officer Designate and Walt Hearn joins as Chief Revenue Officer Designate. Pyles will succeed Howard Fu as CFO and Treasurer and Hearn will succeed Larry Stack as CRO on April 1, 2026. At that time, Fu and Stack will move into strategic advisory roles to support a smooth transition.

Pyles brings over 20 years of finance leadership experience with a relentless focus on operational excellence and long-term value creation. As CFO at Ansys, Inc., she balanced meaningful revenue expansion with rigorous bottom-line discipline. In addition, Pyles has held various finance leadership roles at FIS, Worldpay, and Vantiv across corporate finance, finance transformation, and financial planning and analysis.

Hearn joined Ansys in 2007 and served in a variety of sales positions over his 18-year tenure. Prior to its acquisition by Synopsys, Inc., Hearn served as the head of worldwide sales and customer excellence where he was responsible for all facets of global revenue and customer success. Under his leadership, Hearn consistently delivered double-digit revenue growth with a focus on deepening customer relationships and a commitment to talent development.

“Having worked closely with them over the years, I can say with confidence that Rachel and Walt are proven and transformative leaders with deep expertise in the technology industry and impressive track records of driving growth and maximizing long-term stakeholder value,” said Ajei Gopal, President and CEO of Procore. “They join us at a pivotal time–Procore is operating from a position of strength and as we look to the future, we are confident that our market-leading platform, AI capabilities, and relentless commitment to delivering for our customers will enable us to capture the significant opportunity ahead.”

“Procore is well positioned to lead the construction industry through this new AI era and I’m honored to be a part of this journey,” said Pyles. “I am excited to work with Ajei and the leadership team to drive durable growth, expand margins, and compound free cash flow per share while we continue to execute on our vision to improve the lives of everyone in construction.”

“For millions of users, Procore serves as a central hub and true system of collaboration for an industry that builds the world around us,” said Hearn. “Procore customers are doing incredible things and I am eager to support their continued success.”

Gopal added, “On behalf of the entire Procore team, I’d like to express sincere gratitude to Howard and Larry for their many contributions to our business. These incredibly talented executives have established a strong foundation we can grow from as we remain focused on delivering unparalleled value to our customers and extending our market leadership.”

Procore reaffirms its first quarter fiscal 2026 and full-year fiscal 2026 guidance, as previously announced in its earnings release for its fourth quarter and full-year fiscal 2025 financial results on February 12, 2026.

About Procore

Procore Technologies, Inc. (NYSE: PCOR) is a leading technology partner for every stage of construction. Built for the industry, Procore’s unified technology platform drives efficiency and mitigates risk through AI & data-driven insights and decision making. Over three million projects have run on Procore across 150+ countries. For more information, visit www.procore.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about Procore, including its CFO and CRO succession plans, growth trajectory, ability to continue to deliver value for stakeholders, vision and expected benefits relating to artificial intelligence, and outlook for the first quarter 2026 and the full fiscal year 2026, that involve substantial risks and uncertainties. All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events, and may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these words, or other similar terms or expressions that concern Procore’s expectations, strategy, plans, or intentions.

Procore has based the forward-looking statements contained in this press release primarily on its current expectations and projections about future events and trends that Procore believes may affect its business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors that could cause results to differ materially from Procore’s current expectations, including, but not limited to, its ability to effectively manage the CFO and CRO transition, its expectations regarding its financial performance (including revenues, expenses, and margins, and its ability to achieve or maintain future profitability), its ability to effectively manage its growth, anticipated performance, trends, growth rates, and challenges in its business and in the markets in which it operates or anticipates entering into, economic and industry trends (in particular, the rate of adoption of construction management software and digitization of the construction industry, inflation, interest rates, tariffs, and challenging geopolitical or macroeconomic conditions), its ability to realize the expected benefits of its go-to-market transition, its ability to attract new customers and retain and increase sales to existing customers, its ability to expand internationally, the effects of increased competition in its markets and its ability to compete effectively, its estimated total addressable market, its ability to execute, and realize benefits from, its stock repurchase program, its ability to develop and integrate new products, platform capabilities, services, and features in an efficient and timely manner and get its customers and prospective customers to adopt such new products, platform capabilities, services, and features, and as set forth in Procore’s filings with the Securities and Exchange Commission, including in the section titled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 24, 2026. You should not rely on Procore’s forward-looking statements. Procore assumes no obligation to update any forward-looking statements to reflect events or circumstances that exist or change after the date on which they were made, except as required by law.

Media Contact

press@procore.com

Investor Contact

ir@procore.com